UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date Of Report (Date Of Earliest Event Reported) December 12, 2016

AutoNation, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13107	73-1105145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 SW 1st Ave
Fort Lauderdale, Florida 33301
(Address of principal executive offices, including zip code)
Registrant's telephone number, including area code (954) 769-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On December 12, 2016, the Board of Directors (the “Board”) of AutoNation, Inc. (the “Company”) amended and restated the Company’s By-Laws (as so amended and restated, the “By-Laws”), effective immediately, primarily to implement “proxy access.” Section 13 of Article III has been added to the By-Laws to permit a stockholder, or a group of up to 20 stockholders, owning three percent or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director candidates constituting up to the greater of two individuals or 20% of the Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements and conditions specified in the By-Laws. Proxy access will first be available to stockholders in connection with the Company’s 2018 annual meeting of stockholders.
The By-Laws were also amended to make clarifications, updates, and refinements to the advance notice by-laws contained in Section 7 of Article II and Section 2 of Article III. In addition, new Section 14 of Article III adds a requirement that all nominees for director provide certain information, representations, and agreements to the Company in order to be eligible for election.
The foregoing description of the amendments to the By-Laws is a summary only and is qualified in its entirety by reference to the full text of the By-Laws, a copy of which is included as Exhibit 3.1 to this report and incorporated by reference herein.
Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

3.1    Amended and Restated By-Laws of AutoNation, Inc., effective December 12, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTONATION, INC.

Date:	December 16, 2016	By:	/s/ Jonathan P. Ferrando
Jonathan P. Ferrando
Executive Vice President - General Counsel, Corporate Development and Human Resources